Exhibit 99.1

VITAL THERAPIES ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

AND PROVIDES OPERATIONAL UPDATE

San Diego, Calif. — May 28, 2014 — Vital Therapies, Inc. (NASDAQ:VTL), a biotherapeutic company developing a cell-based therapy targeting the treatment of acute liver failure, today announced financial results for the quarter ended March 31, 2014, and provided an update on recent operations.

“In 2014, we have made significant progress in two key areas,” said Terry Winters, Ph.D., Chief Executive Officer and Co-Chairman of Vital Therapies. “We not only completed our initial public offering, but we also surpassed the mid-point in planned enrollment of our VTI-208 Phase 3 clinical trial.”

Recent Highlights

•	Completed an initial public offering, or IPO, raising aggregate gross proceeds of $62.1 million, before deducting underwriting discounts and other offering expenses.

•	Enrolled 111 subjects as of May 27, 2014 in VTI-208, a phase 3 randomized, controlled trial, evaluating the ELAD® System, the company’s experimental bio-artificial liver, in 200 subjects with alcohol-induced liver decompensation.

•	Opened four sites for enrollment as of May 27, 2014 in VTI-210, a Phase 3 randomized, controlled clinical trial for subjects with severe acute alcoholic hepatitis.

First Quarter 2014 Financial Results

Vital Therapies reported a net loss for the quarter ended March 31, 2014 of $10.7 million and, after the accretion of redemption value and deemed dividends on our preferred stock, a net loss attributable to our common stockholders of $13.8 million. This compares to a net loss of $9.4 million and a net loss attributable to common stockholders of $10.3 million for the quarter ended March 31, 2013. This resulted in a net loss attributable to common stockholders of $24.49 per share for the three months ended March 31, 2014, as compared to a net loss of $22.11 per share for the corresponding period in 2013, on both a basic and fully diluted basis. These per share figures are based on weighted-average common shares outstanding of 564,186 shares and 467,167 shares, respectively. These weighted averages do not reflect the preferred stock that was converted into common stock in conjunction with the IPO or the common stock issued in the IPO. As of May 27, 2014, the company had 21,790,745 shares of common stock outstanding.

Total operating expenses for the first three months of 2014 were $11.9 million compared to $4.9 million for the comparable period of 2013. Research and development expenses were $9.2 million for the first three months of 2014, as compared to $3.4 million for the same period of 2013. The increase in research and development costs is primarily related to increased Phase 3 trial activity in our VTI-208 clinical trial and related preparations for our VTI-210 and VTI-212 clinical trials. General and administrative expenses were $2.7 million for the first three months of 2014 compared to $1.5 million for the comparable period of 2013 as costs for salaries, stock-based compensation and consulting and professional services increased in 2014.

Cash and cash equivalents at March 31, 2014, totaled $46.0 million compared to $38.2 million at December 31, 2013. In April 2014, the Company raised an additional $54.0 million of gross proceeds from selling 4,500,000 shares at $12.00 per share in our IPO, and an additional $8.1 million in May 2014 from the sale of 675,000 shares at $12.00 share on the full exercise of the underwriters’ overallotment. In total, we received net proceeds of $52.4 million after deducting underwriting discounts and other offering expenses.

Operational Update

As of May 27, 2014, the company had enrolled 111 subjects in VTI-208, a Phase 3 randomized, controlled clinical trial in 200 subjects with alcohol-induced liver decompensation. There are 50 clinical sites in the United States, Europe and Australia currently open for enrollment. The company continues to anticipate the release of preliminary data from VTI-208 in the first half of 2015.

Additionally, as of May 27, 2014, the company had four sites open for enrollment in VTI-210, a Phase 3 randomized, controlled clinical trial in 120 subjects with severe acute alcoholic hepatitis. The company also expects to initiate enrollment in the second half of 2014 for VTI-212, a Phase 2/3 clinical program in subjects with either fulminant hepatic failure or surgery-induced liver failure. Preliminary data for VTI-210 and VTI-212 are anticipated to be released in 2015 or 2016.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting treatment of acute liver failure. The company’s lead product candidate, the ELAD System, is an extracorporeal bio-artificial liver therapy currently in Phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning our future financial performance, our ability to undertake certain development activities such as clinical trial enrollment, the conduct of our clinical trials and the timing of data release and accomplishment of certain development goals. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. These forward-looking statements do not constitute guarantees of future performance. Risks and uncertainties with respect to our clinical trials include but are not limited to the successful opening and the continued participation of clinical sites and their ongoing adherence to protocols, assumptions regarding enrollment rates, timing and availability of subjects meeting inclusion and exclusion criteria, changes to protocols or regulatory requirements, the ability to comply with and meet applicable laws and regulations, unexpected adverse events or safety issues and the sufficiency of funding. These and other risks regarding our financial position and research and development programs are described in detail in our SEC filings, including the Registration Statement on Form S-1 which was declared effective on April 16, 2014. Vital Therapies, Inc. does not undertake to update any forward-looking statements.

Contact:

Terry Winters

Co-Chairman & Chief Executive Officer

Duane Nash

Chief Business Officer

Vital Therapies, Inc.

858-673-6840

Vital Therapies, Inc.

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands)

	Three Months Ended March 31,
	2014	2013
Operating expenses:
Research and development	$9,219	$3,432
General and administrative	2,657	1,494

Total operating expenses	11,876	4,926

Loss from operations	(11,876)	(4,926)
Revaluation of future purchase rights liabilities and other income (expense), net	1,128	(4,432)

Net loss	(10,748)	(9,358)
Accretion to redemption value and deemed dividend on preferred stock	(3,070)	(973)

Net loss attributable to common stockholders	$(13,818)	$(10,331)

Net loss per share attributable to common stockholders, basic and diluted	$(24.49)	$(22.11)

Weighted-average common shares outstanding, basic and diluted	564,186	467,167

Vital Therapies, Inc.

Selected Financial Information

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$46,041	$38,186
Other current assets	6,223	5,669
Property and equipment, net	3,081	2,467
Other assets	263	263

Total assets	$55,608	$46,585

Accounts payable, accrued expenses and other current liabilities	$7,161	$4,846
Future purchase rights liabilities	1,472	2,600
Long-term liabilities	279	321
Convertible preferred stock	104,712	83,475
Stockholders’ deficit	(58,016)	(44,657)

Total liabilities and stockholders’ deficit	$55,608	$46,585